Exhibit 99.1

FOR IMMEDIATE RELEASE

WILLIAM S. MCCALMONT TO JOIN THE ST. JOE COMPANY (NYSE: JOE)
AS CHIEF FINANCIAL OFFICER

Jacksonville, Florida – (April 9, 2007) – The St. Joe Company (NYSE: JOE) announced today that William (Bill) S. McCalmont will be joining JOE as Chief Financial Officer (CFO) effective May 10, 2007.  McCalmont brings to this CFO position over 20 years of combined treasury, finance and CFO experience at financial, real estate and hospitality companies.  He will report to Peter S. Rummell, JOE’s chairman and CEO.

McCalmont will replace Michael N. Regan, who had previously announced his plans to retire in September 2007.

“Mike Regan’s service as CFO allowed us to conduct a far-reaching and methodical search for a candidate with just the right combination of qualifications” said Rummell. “We are extremely pleased with the results.  Bill comes to JOE with senior management experience at companies including Harrah’s Entertainment, La Quinta and Embassy Suites. He most recently was CFO and Executive Vice President at Ace Cash Express, a company he helped reposition and grow dramatically. He currently serves on the board of trustees of a real estate investment trust, LaSalle Hotel Properties. He is known and respected by others in the industry whom I hold in high regard.”

“Bill is a highly experienced financial strategist with a deep understanding of the real estate, service and hospitality industries,” said Rummell. “JOE will be able to leverage his insightful vision to enhance and execute a financial strategy for the next decade of value creation ahead.”

“JOE is one of a kind, and I’m excited to be a part of this dynamic JOE team with such powerful opportunities ahead,” said McCalmont.  “I know the beauty and potential of Northwest Florida first hand, and I have personally benefited from JOE’s place-making skills having been a WaterColor property owner since 2004.  JOE’s focus on creating long-term value is impressive for shareholders and for the people who call Northwest Florida home.  I look forward to building value for JOE’s shareholders.”

McCalmont, age 51, earned an MBA at Carnegie-Mellon University in Pittsburgh.  He has a BA degree in finance and economics from Rollins College in Orlando.

“The entire JOE family thanks Mike as he retires later this year after a decade of extraordinary service,” said Rummell.  “Mike’s leadership and insight has created significant value and opportunity for JOE shareholders.”

The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at http://www.joe.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006.

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© 2007, The St. Joe Company. “St. Joe,” “JOE,” and the “Taking Flight” design are service marks of The St. Joe Company.